Exhibit (a)(1)(I)

Harland Clarke Holdings Corp. Successfully Completes Tender Offer for Valassis Communications, Inc.

San Antonio, Texas – February 4, 2014 – Harland Clarke Holdings Corp. today announced the completion of its tender offer to purchase all outstanding shares of common stock of Valassis Communications, Inc. (NYSE:VCI) for $34.04 per share in cash. The tender offer expired on Monday, February 3, 2014 at 11:59 p.m. EST.

As of the expiration of the tender offer, approximately 25,830,607 shares were validly tendered and not withdrawn in the tender offer, representing approximately 66.0% of Valassis’ outstanding shares, according to the depositary for the tender offer. The condition to the tender offer that a majority of Valassis’ outstanding shares on a fully-diluted basis be validly tendered and not withdrawn has been satisfied, as have all other offer conditions. As a result, Harland Clarke Holdings Corp. has accepted for payment and will promptly pay for all validly tendered shares. Harland Clarke Holdings Corp. expects to complete the acquisition of Valassis later today through a merger as contemplated by its previously announced merger agreement with Valassis.

About Harland Clarke Holdings Corp.

Harland Clarke Holdings Corp. delivers to multiple industries a robust portfolio of products and services designed to optimize customer relationships and generate revenue. Its business units have long been recognized as leading providers of best-in-class payment solutions, marketing services, data capture, and analytics delivered through multiple channels, including online, digital print technology, mobile, and phone. Harland Clarke Holdings’ portfolio offers retail products, high-value transactional print and electronic documentation, security solutions, and business intelligence. Its skills in capturing, managing, analyzing, and delivering data measurement and assessment information, through both print and digital channels, support decision-making and improved outcomes for organizations worldwide. Harland Clarke Holdings serves the financial, insurance and investment services industries, as well as education, big-box retailing, accounting software, commercial, government, and franchising. Its clients, including more than 8,500 financial institutions, range in size from major corporate brands and trade associations, to state and local governments, small businesses and individual consumers.

About Valassis

Valassis (NYSE: VCI) is a leader in intelligent media delivery, providing over 15,000 advertisers proven and innovative media solutions to influence consumers wherever they plan, shop, buy and share. By integrating online and offline data combined with powerful insights, Valassis precisely targets its clients’ most valuable shoppers, offering unparalleled reach and scale. Valassis subsidiaries include Brand.net, a Valassis Digital Company, and NCH Marketing Services, Inc. RedPlum® is its consumer brand. Its signature Have You Seen Me?® program delivers hope to missing children and their families. For insights on intelligent media delivery, visit www.valassis.com and follow Valassis on Twitter at @ValassisVCI.

Forward Looking Statements

Statements in this document that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Harland Clarke Holdings Corp. operates; Harland Clarke Holdings Corp.’s ability to successfully integrate Valassis’ operations and employees with Harland Clarke Holdings Corp.’s existing business; the ability to realize anticipated growth, synergies and cost savings; and Valassis’ performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Harland Clarke Holdings Corp.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013 as well as Valassis’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013. The forward-looking statements made herein speak only as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Contacts

Eric Brielmann / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449